CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
(951) 739-6200

Hilton H. Schlosberg

Vice Chairman
(951) 739-6200

Roger S. Pondel
PondelWilkinson Inc.
(310) 279-5980

HANSEN NATURAL REPORTS

RECORD SECOND QUARTER SALES AND PROFITS

-- Net Sales Increase 82.6 percent, Net Income Increases 85.0 percent --

Corona, CA – August 7, 2006 – Hansen Natural Corporation (NASDAQ:HANS) today reported record financial results, including sharp increases in sales and profits, for the second quarter and six months ended June 30, 2006.

Gross sales for the second quarter increased 77.7 percent to $182.1 million from $102.5 million a year earlier. Net sales for the second quarter increased 82.6 percent to $156.0 million from $85.4 million a year ago.

Operating income for the second quarter increased to $45.8 million from $25.4 million a year ago. Net income for the second quarter increased 85.0 percent to $28.2 million, or $0.28 per diluted share on a post-split basis ($1.14 per diluted share on a pre-split basis), from $15.2 million, or $0.16 per diluted share on a post-split basis ($0.63 per diluted share on a pre-split basis), last year.

Gross sales for the six months ended June 30, 2006 increased 82.3 percent to $319.9 million from $175.5 million a year earlier. Net sales for the first half of 2006 were up 89.6 percent to $275.8 million from $145.5 million a year ago.

Operating income for the six months ended June 30, 2006 advanced 101.1 percent to $80.6 million from $40.1 million a year ago. Net income for the 2006 year-to-date period

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increased 104.6 percent to $49.3 million, or $0.50 per diluted share on a post-split basis ($2.00 per diluted share on a pre-split basis), from $24.1 million, or $0.25 per diluted share on a post-split basis ($0.99 per diluted share on a pre-split basis), last year.

On June 12, 2006, the Company announced a 4-for-1 split of Hansen Natural common stock, which began trading on a post-split basis on July 10, 2006.

The quarterly results are stated after fully expensing the cost of shelf programs which were negotiated in the second quarter. Such programs have become significant in the Company’s merchandising strategy and normally have a duration of twelve months. The results are also stated after expensing stock option expenses, of $1.7 million before tax, during the quarter.

Rodney C. Sacks, chairman and chief executive officer, said the exceptional performance reflected record sales of Monster Energy® brand energy drinks, which more than doubled over the comparable period last year. “While the energy category continues to show strong growth over the prior year, the growth of Monster continues to outpace all of its major competitors. Monster gained both increased distribution and market share during the quarter,” Sacks said. He also noted that the Company had achieved record sales during the second quarter without the benefit of the anticipated distribution arrangements with selected Anheuser-Busch wholesalers which did not commence during the quarter.

“During July, Florida was the first state to be transitioned to the Anheuser-Busch wholesaler network. Additional areas are in the process of being transitioned to selected Anheuser-Busch wholesalers during the third quarter,” added Sacks. He also noted that amounts expensed for merchandise displays during the quarter were $2.3 million higher than in the comparable quarter last year, partly in anticipation of the changeover to Anheuser- Busch wholesalers. In addition, the Company significantly increased inventory levels to prepare for such changeover.

The increase in net sales for the 2006 second quarter was also attributable, to a lesser extent, to increases in sales by volume, primarily of teas, lemonades and juice cocktails and apple juice and juice blends.

The increase in net sales was partially offset by lower sales by volume of Hansen’s® energy drinks, Smoothies in cans, Energade® and Hansen’s® Natural Sodas.

Gross profit as a percentage of net sales for the quarter decreased slightly to 51.9 percent, from 52.6 percent for the comparable 2005 quarter, largely due to the Company fully expensing the cost of shelf programs in the quarter.

The Company will host an investor conference call on August 7, 2006 at 11:30 a.m. Pacific Time (2:30 p.m. Eastern Time). The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.hansens.com and www.earnings.com. For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on both websites.

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Hansen Natural Corporation markets and distributes Hansen’s® Natural Sodas, Signature Sodas, fruit juice Smoothies, Energy drinks, Energade® energy sports drinks, E20 Energy Water®, Sparkling Lemonades and Orangeades, multi-vitamin juice drinks in aseptic packaging, Junior Juice® juice, iced teas, lemonades and juice cocktails, apple juice and juice blends, Blue Sky® brand beverages, Monster Energy® brand energy drinks, Lost® Energy™ brand energy drinks, Joker Mad Energy™ and Unbound® Energy brand energy drinks, Rumba™ brand energy juice, and Fizzit™ brand powdered drink mixes. Hansen’s can be found on the Web at www.hansens.com.

Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with generally accepted accounting principles in the United States (" GAAP"), and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by the Company’s internal reporting requirements.

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding the expectations of management with respect to revenues and profitability. Management cautions that these statements are qualified by their terms or important factors, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein, including, but not limited to, the following: changes in consumer preferences; changes in demand that are weather related, particularly in areas outside of California; competitive pricing and/or marketing pressures; activities and strategies of competitors; changes in the price and/or availability of raw materials for the Company’s products; the availability of production and/or suitable facilities; the marketing efforts of the distributors of the Company’s products, most of which distribute products that are competitive with the products of the Company; the introduction of new products, as well as unilateral decisions that may be made by grocery and/or convenience chain stores, specialty chain stores, club stores and other customers to discontinue carrying all or any of the Company’s products that they are carrying at any time; and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements. The Company assures no obligation to update any forward-looking statements.

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HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE-AND SIX-MONTHS ENDED JUNE 30, 2006 and 2005

(In thousands, except per share data) (Unaudited)

________________________________________________________________________

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

GROSS SALES*	$182,126	$102,500	$319,950	$175,462

LESS: PROMOTIONAL AND OTHER ALLOWANCES**	26,089	17,059	44,167	30,007

NET SALES	156,037	85,441	275,783	145,455

COST OF SALES	75,047	40,514	131,795	70,199

GROSS PROFIT	80,990	44,927	143,988	75,256

OPERATING EXPENSES	35,238	19,572	63,407	35,178

OPERATING INCOME	45,752	25,355	80,581	40,078

NET NONOPERATING INCOME	872	254	1,574	371

INCOME BEFORE PROVISION FOR INCOME TAXES	46,624	25,609	82,155	40,449

PROVISION FOR INCOME TAXES	18,424	10,363	32,864	16,359

NET INCOME	$28,200	$15,246	$49,291	$24,090

NET INCOME PER COMMON SHARE:
Basic	$0.31	$0.17	$0.55	$0.27
Diluted	$0.28	$0.16	$0.50	$0.25

NUMBER OF COMMON SHARES USED IN PER SHARE COMPUTATIONS***:
Basic	89,912	87,806	89,523	88,122
Diluted	99,289	97,541	98,815	97,283

*Gross sales, although used internally by management as an indicator of operating performance, should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies as gross sales has been defined by the Company’s internal reporting requirements.

**Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, the presentation of promotional and other allowances may not be comparable to similar items presented by other companies. The presentation of promotional and other allowances facilitates an evaluation of the impact thereof on the determination of net sales and illustrates the spending levels incurred to secure such sales. Promotional and other allowances constitute a material portion of the marketing activities of the Company.

***On June 12, 2006, the company announced a 4-for-1 split of Hansen Natural common stock which began trading on a post-split basis on July 10, 2006.  The number of common shares used in per share computations reflects this stock split.

HANSEN NATURAL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2006 AND DECEMBER 31, 2005 (In thousands, except share data) (Unaudited)

________________________________________________________________________

	June 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$18,964	$61,654
Short-term investments	96,037	11,861
Accounts receivable, net	60,939	28,752
Inventories	50,297	31,400
Prepaid expenses and other current assets	2,243	477
Prepaid income taxes	7,543	638
Deferred income tax asset	4,483	5,505
Total current assets	240,506	140,287

PROPERTY AND EQUIPMENT, net	5,761	3,743

INTANGIBLE AND OTHER ASSETS:
Trademarks, net	19,078	19,103
Deposits and other assets	832	757
Total intangible and other assets	19,910	19,860
	$266,177	$163,890

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$57,766	$26,614
Accrued liabilities	2,936	2,482
Accrued compensation	2,347	3,346
Current portion of long-term debt	582	515
Total current liabilities	63,631	32,957

LONG-TERM DEBT, less current portion	6	10

DEFERRED INCOME TAX LIABILITY	4,678	5,414

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 30,000,000 shares authorized; 23,092,505 shares issued, 22,678,983 outstanding in 2006; 22,607,128 shares issued, 22,193,606 outstanding in 2005	115	113
Additional paid-in capital	42,978	19,918
Retained earnings	155,584	106,293
Common stock in treasury, at cost; 413,522 shares in 2006 and 2005	(815)	(815)
Total shareholders’ equity	197,862	125,509
	$266,177	$163,890